Exhibit 5.1
June 4, 2015
Maxwell Technologies, Inc.
3888 Calle Fortunada
San Diego, California 92123

Re:    Maxwell Technologies, Inc. (the “Company”) Registration Statement for
133,306 shares of Common Stock

Ladies and Gentlemen:

We refer to your registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the registration of an aggregate of 133,306 shares of the Company’s Common Stock (the “Shares”), with (i) 33,546 shares of Common Stock issuable under the Maxwell Technologies, Inc. Non-Plan Stock Option Agreement, (ii) 52,012 shares of Common Stock issuable under the Maxwell Technologies, Inc. Non-Plan Restricted Stock Unit Agreement, and (iii) 47,748 shares of Common Stock issuable under the Maxwell Technologies, Inc. Non-Plan Performance Restricted Stock Unit Agreement.
As your counsel, we have examined such matters of fact and questions of law as we have deemed necessary in order to render the opinion set forth herein. In connection with our opinion expressed below, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We express no opinion as to matters governed by any laws other than the laws of the Delaware General Corporation Law and the federal laws of the United States.
Based upon and subject to the foregoing, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the Maxwell Technologies, Inc. Non-Plan Stock Option Agreement, Maxwell Technologies, Inc. Non-Plan Restricted Stock Unit Agreement, and Maxwell Technologies, Inc. Non-Plan Performance Restricted Stock Unit Agreement, respectively, and in accordance with the Registration Statement, such Shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP